Exhibit 99.1
For Immediate Release

Contact:	Stephen Kuchen
732-739-2900, x603
skuchen@pacifichealthlabs.com

PACIFICHEALTH LABORATORIES REPORTS 15% INCREASE IN
FIRST QUARTER 2007 REVENUES

MATAWAN, NJ, May 2, 2007 - - PacificHealth Laboratories, Inc. (OTCBB: PHLI), a nutrition technology company, reported today a 15% increase in revenues to $1,818,894 for the quarter ended March 31, 2007 compared to revenues of $1,575,396 for the same period in 2006. The Company recorded a net loss attributable to common stockholders of ($224,416), or ($0.02) per share, for the three-months ended March 31, 2007 compared to net income attributable to common stockholders of $2,619,293, or $0.22 per share, for the same period in 2006. The first quarter of 2006 would have resulted in a net loss of ($6,912) (non-GAAP measure), or $0.00 per share, if $2,631,205 (net of income taxes of $1,278,000) from the sale of patents and technology to Mott’s LLP, a division of Cadbury Schweppes Americas Beverages (“CSAB”), was excluded from net income. The loss for the first quarter of 2007 was primarily the result of two strategic decisions of the Company: (i) increased marketing and other expenses of $107,000 for the launch of SATIATRIM® and (ii) lower gross margins on ACCELERADE® and ACCEL GEL® as we discounted older labeled product so that new packaging identical to the CSAB design would be available when CSAB begins their RTD launch, currently planned for late Q2. Both of these initiatives will continue in Q2.

Dr. Robert Portman, President and CEO of PacificHealth said, “We made significant progress on a number of fronts in the first quarter. Our sports drink products, particularly ACCELERADE, are poised for strong results as we enter the summer season. The introduction of ACCELERADE Ready-to-Drink by CSAB began in April and will gain momentum over the next two quarters in terms of distribution as well as full rollout of an estimated $50 million advertising and promotional spend. To take advantage of this opportunity, we introduced in this quarter new packaging for both ACCELERADE and ACCEL GEL, which conforms to the new RTD product. The 15% revenue growth in the first quarter occurred in part because we implemented a permanent freestanding point of purchase program that has gained us new retailers and we have also expanded the number of SKU’s carried by some of our largest retailers. We have instituted a major new initiative to increase Internet sales of our sports drink products and we are already seeing positive results from these efforts.”

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Dr. Portman continued, “The first quarter also saw the launch of SATIATRIM, our ready-to-drink beverage that has been shown to help reduce food intake and control appetite by activating important appetite regulatory proteins naturally found in the body. As per our plan, the product has been in test marketing mode for most of the first quarter as we gauge consumer reaction and repurchase. In the second quarter we will officially launch the product via a major public relations campaign involving the Internet, radio, TV and print media.”

Dr. Portman concluded, “In advance of both the ACCELERADE marketing initiatives and the SATIATRIM launch, we have taken advantage of our balance sheet strength to prudently build inventory of both products to ensure we can meet the expected demand. The launch of ACCELERADE RTD coupled with a multi-million dollar advertising spend will not only result in royalty revenues but will dramatically impact awareness, use and sales of the Accelerade powder line. With the CSAB marketing launch planned for late Q2, these positives combined with the national launch of a truly innovative weight loss product leads me to conclude that the second half of 2007 should be a breakout period for the Company.”

About the Company:
PacificHealth Laboratories, Inc. (PHLI.OB), a leading nutrition technology company, has been a pioneer in discovering, developing and commercializing patented, protein-based nutritional products that stimulate specific peptides involved in appetite regulation and that activate biochemical pathways involved in muscle performance and growth. PHLI’s principle areas of focus include weight loss, management of Type 2 diabetes and sports performance. To learn more, visit www.pacifichealthlabs.com.

Notice: This news release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements". These statements can be identified by introductory words such as "expects", "plans", "will", "estimates", "forecasts", "projects" or words of similar meaning and by the fact they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new products and their potential. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not. No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

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SELECTED FINANCIAL DATA:
PACIFICHEALTH LABORATORIES, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006
(UNAUDITED)

	2007	2006
Revenues:
Net product sales	$1,818,894	$1,575,396

Cost of goods sold:	1,132,887	758,395

Gross profit	686,007	817,001

Selling, general and administrative expenses	849,166	748,333
Research and development expenses	75,370	41,252
Depreciation expense	15,812	14,093
	940,348	803,678

Net operating (loss) income	(254,341)	13,323

Other income (expense)
Gain on sale of patents/technology, net of expenses of $90,795	-	3,909,205
Other income	10,000	-
Interest income	20,536	8,414
Interest expense	(611)	(28,649)
	29,925	3,888,970

(Loss) income before income taxes	(224,416)	3,902,293

Provision for income taxes	-	1,278,000

Net (loss) income	(224,416)	2,624,293

Less preferred dividends	-	(5,000)

Net (loss) income applicable to common stockholders	$(224,416)	$2,619,293

Basic (loss) income per share	$(0.02)	$0.24

Diluted (loss) income per share	$(0.02)	$0.22

Weighted average common shares - Basic	12,983,950	10,768,845

Weighted average common shares - Diluted	12,983,950	11,979,704

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PACIFICHEALTH LABORATORIES, INC.
BALANCE SHEETS

ASSETS
	March 31,	December 31,
	2007	2006
	(Unaudited)
Current assets:
Cash and cash equivalents	$1,589,222	$2,564,038
Accounts receivable, net	1,106,971	502,234
Inventories	2,635,400	1,913,275
Prepaid expenses	105,555	144,059
Total current assets	5,437,148	5,123,606

Property and equipment, net	159,269	74,163

Deposits	10,895	10,895

Total assets	$5,607,312	$5,208,664

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable	$25,414	$44,327
Accounts payable and accrued expenses	861,941	960,757
Deferred revenue	295,142	244,197
Total current liabilities	1,182,497	1,249,281

Stockholders' equity:
Preferred stock:
Common stock, $.0025 par value; authorized
50,000,000 shares; issued and outstanding:
13,301,836 shares at March 31, 2007 and
12,776,690 shares at December 31, 2006	33,255	31,942
Additional paid in capital	18,556,480	17,867,945
Accumulated deficit	(14,164,920)	(13,940,504)
	4,424,815	3,959,383

Total liabilities and stockholders' equity	$5,607,312	$5,208,664

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